EXHIBIT 10.32
Novell	November 7, 2005

Personal and Confidential

Dr. Jeffrey M. Jaffe 2 Crabapple Court Monsey, New York 10952

Dear Jeff,

On behalf of Novell, Inc. (“Novell”), I am pleased to offer you the position of Executive Vice President of Worldwide Product Business Units and Technology. In this position, you will be reporting directly to Ron Hovsepian, President and Chief Operating Officer of Novell, and your responsibilities will be those commonly associated with the position of Executive Vice President of Worldwide Product Business Units and Technology. Your expected start date with Novell will be mutually agreed to between you and Ron Hovsepian, but in no event will it be later than December 12, 2005. This appointment is subject to approval by Novell’s Board of Directors pursuant to Novell’s Statement on Corporate Governance.

Your base salary will be no less then $18,750 per bi-monthly pay period (less applicable tax withholding), which is $450,000 annualized (less applicable tax withholding). In addition to your base salary, starting on your employment commencement date, you will be eligible to participate in Novell’s discretionary Annual Bonus Program. Your bonus will be based on the attainment of certain performance goals, which may be determined based on your individual performance, the performance of your group and/or Novell’s performance. These goals will be established by Novell, and your annualized target bonus will represent a percentage of your annual base salary. If all of the performance goals designated for you are met at target your bonus will be 100% of your base salary. During the first year of your participation in Novell’s discretionary Annual Bonus Program your bonus will not be less than 50% of your base salary.

You will also receive a one-time sign-on bonus equal to $300,000 (less applicable tax withholding). This sign-on bonus will be paid to you in a lump sum cash payment on the next reasonable pay period that follows commencement of your employment with Novell. Additionally, in the event that you are not terminated for cause or you do not resign from your position with Novell within the first year of your employment commencement date, you will receive a lump sum cash payment equal to $600,000 (less applicable tax withholding.) This amount will be paid to you on the next reasonable pay period that follows the first anniversary of your employment commencement date.

Subject to the approval of Novell’s Compensation Committee, after commencement of your employment with Novell, you will be granted a non-qualified stock option to purchase 100,000 shares of Novell common stock under one of Novell’s equity compensation plans. This option will vest 25% per annum as long as you are employed by Novell on the applicable vesting date. In

Mr. Jeff Jaffe
November 7, 2005

addition, subject to the approval of Novell’s Compensation Committee, after commencement of your employment with Novell, you will be granted a non-qualified stock option to purchase an additional 200,000 shares of Novell common stock under one of Novell’s stock option plans. This option will vest based on the attainment of performance goals. Specifically, 100,000 of the shares subject to the option will vest over a four (4) year period if Novell achieves certain operating revenue targets over such period, with (i) 25% of the shares vesting if operating revenue for the fiscal year is at least 105%, but less than 110%, of the budgeted revenue for the fiscal year, and (ii) 50% of the shares vesting if operating revenue for the fiscal year is at least 110% of the budgeted revenue for the fiscal. The other 100,000 shares subject to the option will vest over a four (4) year period if Novell achieves certain operating profit targets over such period, with (i) 25% of the shares vesting if operating profit for the fiscal year is at least 110%, but less than 115%, of the budgeted profit for the fiscal year, and (ii) 50% of the shares vesting if operating profit for the fiscal year is at least 115% of the budgeted profit for the fiscal. The budgeted revenue and profit targets for a fiscal year will be specified in your stock option agreement at the time of grant. The other terms and conditions of these stock option grants will be as set forth in Novell’s standard stock option agreement, which will be provided to you after your stock option grants are approved by the Compensation Committee.
In addition, subject to the approval of Novell’s Compensation Committee, after commencement of your employment with Novell, you will be granted 100,000 shares of restricted stock, at a purchase price of $0.10 per share, under one of Novell’s equity compensation plans. The shares of restricted stock will vest 1/3 per annum as long as you are employed by Novell on the applicable vesting date.
In addition to your initial stock option and restricted stock grants, you will be eligible to participate in Novell’s discretionary Executive Long Term Incentive Equity Plan, which will provide you with the opportunity to receive annual stock option grants to purchase Novell common stock, subject to the approval of Novell’s Compensation Committee. If your employment with Novell commences prior to December 1, 2005, you will be eligible to participate in Novell’s discretionary Executive Long Term Incentive Equity Plan for option grants awarded in December of 2005, subject to the approval of Novell’s Compensation Committee.
As an Executive Vice President of Novell, a condition of your continued employment will be your participation in the Novell Stock Ownership Program. This program requires Novell’s leaders to obtain a minimum personal ownership level in Novell stock over a five-year period. For Executive Vice Presidents, such minimum ownership is equal to two times your base salary as of the effective date of your participation in the Program. For further details concerning the Program, please contact me.
If you accept this offer of employment, in lieu of your participation in Novell’s standard relocation program for your move to Boston, Massachusetts, you will receive a lump sum after-tax cash payment equal to $75,000 that will be paid to you on the next reasonable payroll period that occurs after your first day of employment with Novell; however, if, at any time within the one (1) year period after your employment commencement date, Novell terminates your employment

Mr. Jeff Jaffe
November 7, 2005

for cause or you resign from your position with Novell for any reason, you will be required to immediately repay to Novell the entire before-tax cash value of this payment.
Lastly, in addition to the foregoing benefits, Novell offers an outstanding benefits package, which we view as an important part of our compensation program. The full range of benefits include: a 401(k) plan, life, medical, dental and disability insurance coverage, and four weeks of vacation per year. Further, in order to reimburse you for a portion of the costs of your personal annual financial planning, you will receive an annual lump sum cash payment of $20,000 (less applicable tax withholding), which will be paid to you on the next reasonable pay period that follows April 1 of each calendar year. This cash payment is expressly conditioned on you being employed by Novell on April 1 of each calendar year for which the payment will be made.
As you know, the position of Executive Vice President of Worldwide Product Business Units and Technology will require you to have a U.S. government “top secret” clearance. Please let me know if there is anything we can do to assist you in transferring your existing clearance from the U.S. government.
While your employment with Novell is for no particular duration and is at-will, meaning that Novell or you may terminate the employment relationship at any time, with or without cause and with or without prior notice, you will be entitled to receive certain severance benefits if you execute the severance agreement that is attached to this offer letter as Exhibit A (the “Severance Agreement”), experience a termination that is covered by the Severance Agreement and comply with the terms and conditions of the Severance Agreement. Among the requirements of the Severance Agreement is that you comply with its confidentiality, non-competition and non-solicitation obligations and limitations. This offer is expressly contingent on your execution of the attached Severance Agreement.
Lastly, this offer is expressly contingent on your agreement to the terms, and execution, of the attached Intellectual Property Agreement (the “Intellectual Property Agreement”), a copy of which is attached as Exhibit B, as well as agreeing to be bound by the terms and conditions of Novell’s Code of Business Ethics and such other agreements required for employees of Novell.
          *           *           *           *           *
Federal employment law requires that you provide verification of your eligibility to work in the United States before you start employment. As a result, this offer is contingent on you providing the necessary verification. Please review the I-9 instructions and bring the appropriate identification necessary to complete the form on your first day of employment.
The above terms of this offer letter set forth the entire terms and conditions of your offer of employment with Novell and supersede all prior or contemporaneous agreements, representations or understandings, written or oral, by or between Novell and you concerning the terms and conditions of your employment. This offer letter may only be modified by a written agreement signed by you and Novell’s Senior Vice President, People.

Mr. Jeff Jaffe
November 7, 2005

This offer will remain valid through November 16, 2005. Please signify acceptance of this offer by signing the “Acceptance and Acknowledgment” at the end of this offer letter. In addition, please signify your acceptance to the terms and conditions of the Severance Agreement by signing the Severance Agreement attached as Exhibit A and the Intellectual Property Agreement by signing the Intellectual Property Agreement attached as Exhibit B. Return the signed copy of this document, along with the Severance Agreement and Intellectual Property Agreement, to Novell Human Resources c/o Alan Friedman (at 404 Wyman St., Suite 500, Waltham, MA 02451) in the enclosed pre-addressed envelope, and retain any copies for your files.
We look forward to your joining Novell and we are eager to see the results of your contributions to Novell as you offer your considerable talents and abilities — and hope that we in turn enrich your career and contribute to the fulfillment of your professional goals. If you have questions or wish to discuss this offer, please contact me.
Sincerely,
/s/ Alan J. Friedman
Alan J. Friedman
Senior Vice President, People